Child, Van Wagoner & Bradshaw, PLLC

A Professional Limited Liability Company of CERTIFIED PUBLIC ACCOUNTANTS

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5296 S. Commerce Dr., Suite 300, Salt Lake City, UT 84107         PHONE: (801) 281-4700 FAX: (801) 281-4701

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Digital Network Alliance International, Inc.

We hereby consent to the use of our report dated February 10, 2006, with respect to the financial statements of Digital Network Alliance International, Inc. in the Registration Statement on Form SB-2/A7 to be filed on August 17, 2006.  We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

CHILD, VAN WAGONER & BRADSHAW, PLLC

Salt Lake City, Utah

August 17, 2006